Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
(952) 487-9500	Marian Briggs, (612) 455-1742
www.vitalimages.com	njohnson@psbpr.com/mbriggs@psbpr.com

FOR IMMEDIATE RELEASE

VITAL IMAGES APPOINTS SUSAN A. WOOD EXECUTIVE VICE PRESIDENT, MARKETING AND CLINICAL
DEVELOPMENT; PHILIP I. SMITH AND STEVEN P. CANAKES PROMOTED TO NEW POSITIONS

Minneapolis, September 8, 2005 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, today announced that Susan A. Wood, Ph.D. has been named Executive Vice President of Marketing and Clinical Development, effective immediately.  Additionally, Vital Images announced that Philip I. Smith has been promoted to Executive Vice President, Corporate Development, and that Steven P. Canakes has been promoted to Executive Vice President, Global Sales.

“We are fortunate to have someone the caliber of Susan join the Vital Images team,” said Jay D. Miller, Vital Images’ President and Chief Executive Officer.  “Susan brings a wealth of industry experience and leadership in the areas of developing and marketing innovative new products, and we are excited to have her on board.”

Wood has more than 10 years of experience in the medical imaging software industry.  Most recently, Wood has been serving as the Chief Operating Officer of Medicsight, PLC, based in London, England.  She spent seven years at R2 Technology, Inc., most recently as Vice President of Marketing, also holding and various product development leadership positions during her tenure at R2, and nearly three years at ISG Technology (formerly Cedara Software, now Merge Healthcare).  Wood is the co-inventor of several innovations in medical imaging for which United States and foreign patents are pending, and has also written several articles in trade journals and book chapters dealing with medical imaging.  Wood holds a bachelor of science in engineering from the University of Maryland, a master of science in biomedical engineering from Duke University and a doctor of philosophy and post doctoral fellowship from The Johns Hopkins Medical Institutions School of Hygiene and Public Health, where she researched three-dimensional airway trees during inflation using computed tomography.

“Both Phil and Steve have been great contributors to the company,” said Miller.  “These promotions are recognition of their performance and their importance to our strategy going forward.  They have both done an excellent job in expanding our partnerships and our global reach, leading to our strong financial results.”

Smith has been serving as the company’s Vice President of Marketing and Corporate Development since February 2004, and Canakes has been serving as Vice President, Sales since March 1998.  Smith was involved in the HInnovation, Inc. acquisition and has been integral in developing the company’s key relationships.  Since Canakes joined the company in 1998, sales have grown from $4.5 million in 1998 to $36.1 million in 2004, and the company expects to do $48 to $50 million in revenue for 2005.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and analysis software solutions for use in disease-screening applications, clinical diagnosis and therapy planning.  The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine.  Press releases, examples of medical images and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2004 and its most recent report on Form 10-Q for the quarter ended June 30, 2005.